Exhibit 99.1

Tyme Technologies Announces First Quarter 2016 Financial Results

NEW YORK, May 10, 2016 - Tyme Technologies, Inc. (OTC QB: TYMI), a clinical-stage pharmaceutical company focused on discovering and developing highly targeted cancer therapeutics for a broad range of oncology indications has reported financial results for the quarter ended March 31, 2016.

“Based on input from various sources and the strong interest of several clinical sites the initial focus now for our lead compound, SM-88, is to initiate a clinical study in prostate cancer.  We expect to be able to announce further details shortly and we are preparing for other studies including those in breast and pancreatic cancers,” said Steve Hoffman, President and Chief Executive Officer.  “It continues to be our belief that both the science behind the technology as well as our initial human clinical data support the pursuit of a number of different cancer types.”

Continued Mr. Hoffman, “We continue to build out the company.  Tommy G. Thompson has now transitioned from Special Advisor to being a member of our Board of Directors.  Tommy is the Chairman and Chief Executive Officer of Thompson Holdings, and is the former United States Health and Human Services (HHS) Secretary and a four-term Governor of Wisconsin.  He has been a strong supporter of Tyme.  In addition, during the first quarter of 2016, we raised $3.1 million through the issuance of common stock and warrants.  As a result, as of March 31, 2016, we had $6.19 million in cash.”

First Quarter 2016 Financial Results

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For the three months ended March 31, 2016, total operating expenses were $2,887,740 compared to $2,098,137 for the three months ended March 31, 2015, representing an increase of $789,603 due to increased research and development and general and administrative expenses, as described below.

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Research and development expenses were $775,327 for the three months ended March 31, 2016, compared to $514,317 for the three months ended March 31, 2015.  All research and development expenditures have been incurred in respect of our lead drug candidate, SM-88, and its technology platform.

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General and administrative expenses were $2,112,413 for the three months ended March 31, 2016, compared to $1,583,820 for the three months ended March 31, 2015, with this increase principally attributed to the recognition of non-cash compensation expense related to stock options of $1,245,157 for the three months ended March 31, 2016.  For the three months ended March 31, 2015, we had no compensation expense related to stock options.

Net loss for the three months ended March 31, 2016 was $2,887,740 compared to $5,601,438 for the three months ended March 31, 2015.  The decrease in the net loss is primarily due to the absence of interest expense for the three months ended March 31, 2016 compared to $3.5 million of interest expense in the corresponding quarter in 2015, which was offset in part by the increase in non-cash compensation expense in the 2016 three month period, as described above.

As of March 31, 2016, Tyme had 87,611,370 shares outstanding.

About Tyme

Our research and development efforts are based on a proprietary platform technology, for which we retain global IP and commercial rights.  Our lead program is SM-88, a proprietary combination drug product.  We believe SM-88 is a first-in-class oncology therapy that increases the power of the body’s innate defenses to utilize oxidative stress to kill cancer cells.  SM-88 is designed to penetrate only living cancer cells without toxic effects and without involving healthy body tissue.  We believe that SM-88’s therapeutic potential is based on its ability to increase the availability of free radicals and promote their entry into cancer cells by stripping the cancer cells of their normal barriers to these toxic electrons.  SM-88 is a combination of a proprietary novel molecule with three currently-marketed drugs that are generally considered safe for their already approved indications, which are in areas other than cancer treatment.

For more information, visit our website: www.tymetechnologiesinc.com.

Safe Harbor Statement

This press release contains forward-looking statements. Readers can identify forward-looking statements by sentences or passages involving the use of terms such as “anticipates,” “believes,” “designed,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements within this press release include, without limitation, statements regarding our drug development strategies, the therapeutic mechanisms of our drug candidates and our completed and planned clinical trials. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” of Tyme’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2016 (available at www.sec.gov).

Forward-looking statements reflect Tyme’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We are not necessarily obligated to update any forward-looking statement due to any change or development that occurs or may occur after the disclosure of such a statement.  Given these uncertainties, readers should not place undue reliance on these forward-looking statements.

Contact:	Tyme Technologies, Inc. Robert Dickey IV Chief Financial Officer investorrelations@tymeinc.com (646) 205-1603